Exhibit 23

TURNER, JONES AND ASSOCIATES, P.L.L.C.

Certified Public Accountants

108 Center Street, North, 2nd Floor

Vienna, Virginia 22180-5769

(703) 242-6500

FAX (703) 242-1600

Wastech, Inc.

3 Broad Street, Suite 3A

Charleston, SC 29401

As independent auditors of Wastech, Inc., we hereby consent to the incorporation of our report dated October 1, 2006, relating to the consolidated balance sheet of Wastech, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2003 and 2002 in the Form 10-KSB of Wastech, Inc. for the years ended December 31, 2003 and 2002.

/s/ Turner, Jones and Associates, P.L.L.C.

Vienna, Virginia

November 29, 2006

{A0035915.DOC}